Exhibit 99.1

Westwater Resources Begins Definitive Feasibility Study on the Coosa Graphite Project

Samuel Engineering Selected to Lead Study

CENTENNIAL, Colo. February 8, 2021 - Westwater Resources, Inc. (Nasdaq: WWR), a battery graphite development company, is pleased to announce the commencement of the Definitive Feasibility Study (DFS) on Coosa Graphite Project located in Alabama.  Westwater has awarded the preparation of the DFS to a team of experienced and reputable engineering and consulting companies led by Samuel Engineering.  The companies include:

•Samuel Engineering, Inc.: Samuel Engineering is a full service, multi-discipline, project development and execution company located in Denver, Colorado.  They will serve as the lead company for the DFS bringing together the overall report, the economic model and integrated process design and layouts.

•Dorfner Anzaplan mbH: Dorfner Anzaplan specializes in process design and engineering services for advanced graphite beneficiation projects.  Dorfner Anzaplan is currently operating Westwater’s pilot plant in Germany to purify graphite and produce battery graphite products for Westwater.

•Harper International, Corp.:  Harper International specializes in the design of complete thermal processing solutions and technical services essential for the production of advanced materials.  Westwater recently utilized Harper International to test thermal purification of graphite in a high temperature vertical furnace system.

•Thompson Engineering, Inc.: Thompson Engineering is an Alabama-based engineering, environmental and geotechnical company.

•Benchmark Minerals Intelligence: Benchmark Minerals is a well-known graphite market research company.

Since August 2020, Westwater has been designing, constructing and operating a pilot program to produce advanced battery-grade graphite products.  The data generated and the experience gained from its operation is being utilized to inform the DFS and to provide a +/- 15% cost estimate for Phases I and II of our commercial-scale graphite processing plant.

•Phase I will build and operate a full-scale 7,500 metric tonne per year battery graphite processing plant producing our three products, ULTRA-PMGTM, ULTRA-CSPGTM, and ULTRA-DEXDGTM

•In the Phase II, the capacity will be increased to produce 15,000 metric tonnes per year.  The DFS will address both Phase I and Phase II of the commercial-scale plant.

Westwater’s Definitive Feasibility Study will also identify long-lead items and provide detailed specifications for these items to be ordered, as well as prepare designs and drawings for the detailed engineering phase prior to construction.   The DFS is scheduled to be completed by the end of the second quarter of FY2021.  Westwater plans to utilize the Definitive Feasibility Study as a basis for engaging financial institutions and to start the

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construction of the plant, which is anticipated for the end of 2021.  Completion of Phase I is planned for the end of 2022, with production anticipated in 2023.

Christopher M. Jones, President and Chief Executive Officer, said, “This is another major step for Westwater as we plan for battery graphite production in 2023.   We anticipate that the ongoing growth of the electric vehicle, consumer electronics and grid energy storage markets will support the demand for our battery graphite products.  The technical team we have on board, including Samuel Engineering, Dorfner Anzaplan, Harper International, Thompson Engineering and Benchmark Intelligence promises great work on this important study.”

Westwater Resources will hold a conference call to discuss its financial results for the year ended December 31, 2020, and the business outlook for the 2021 year. The conference call will be held on Tuesday, February 16, 2021 at 11:00 am Eastern time (9:00 am Mountain Time).

About Westwater Resources

Westwater Resources (NASDAQ: WWR) is focused on developing battery-grade graphite products. The Company’s battery-materials projects include the Coosa Graphite Project — the most advanced natural flake graphite project in the contiguous United States — and the associated Coosa Graphite Deposit located across 41,900 acres (~17,000 hectares) in east-central Alabama. For more information, visit www.westwaterresources.net.

Cautionary Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing events or developments that WWR expects or anticipates will occur in the future, including but not limited to the continuation of operations at the graphite pilot plant, completion and content of the Definitive Feasibility Study, construction and operation of a commercial-scale graphite processing plant, developments at the Company’s projects and the output expected therefrom, including relating to the pilot plant and production of battery-grade graphite products, and the Company’s liquidity and cash demands, including future capital markets financing, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, (a) the Company’s ability to successfully operate a pilot plant capable of producing battery-grade materials in quantities and on schedules consistent with the Coosa Graphite Project business plan; (b) the Company’s ability to raise additional capital in the future including the ability to utilize existing financing facilities; (c) spot price and long-term contract price of graphite and vanadium; (d) risks associated with our operations and the operations of our partners such as Samuel Engineering and Dorfner Anzaplan, including the impact of COVID-19 and its potential impacts to the capital markets; (e) government regulation of the graphite industry and the vanadium industry; (f) world-wide graphite and vanadium supply and demand; (g) unanticipated geological, processing, regulatory and legal or other problems the Company may encounter in the jurisdictions where the Company operates or intends to operate, including Alabama and Colorado; (h) any graphite or vanadium discoveries not being in high-enough concentration to make it economic to extract the metals; (i) currently pending or new litigation or arbitration; and (j) other factors which are more fully described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

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Contacts

Westwater Resources Contact:

Christopher M. Jones, President & CEO

Phone: 303.531.0480

Jeff Vigil, VP Finance & CFO

Phone: 303.531.0481

Email: Info@WestwaterResources.net

Investor Relations Contact:

Porter, LeVay & Rose

Michael Porter

Phone: 212.564.4700

Email: Westwater@plrinvest.com

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